UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2017

Integrity Applications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19 Ha’Yahalomim St., P.O. Box 12163, Ashdod, Israel	L3 7760049
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  972 (8) 675-7878

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Strategy Officer

On May 4, 2017, the board of directors (the “Board”) of Integrity Applications, Inc., a Delaware Company (the “Company”), unanimously voted to appoint Angela Strand, a member of the Board, as the interim Chief Strategy Officer of the Company, effective as of May 1, 2017 through September 30, 2017 (the “Term”).

On May 5, 2017, the Company entered into a letter agreement (the “Strand Employment Agreement”) with Ms. Strand confirming her appointment as interim Chief Strategy Officer of the Company during the Term.  Pursuant to the terms of the Strand Employment Agreement, Ms. Strand will receive compensation of $150,000 for the Term, paid monthly on the schedule mutually agreed upon by the parties.

Ms. Strand has served as one of the Company’s directors since March 2016 and was appointed Vice Chairperson of the Board in March 2017.  Ms. Strand is a member of the Compensation Committee of the Board and is Chairperson of the Nominating and Corporate Governance Committee of the Board.  Ms. Strand is a founder of Nohm, a joint venture between Smith Electric Vehicles and FDG Electric Vehicles Ltd. (HK: 729HK), and was a senior executive at Nohm from June, 2015 to December, 2016.  Ms. Strand is the founder of Strand Strategy, a healthcare management and consulting firm (“Strand Strategy”) and is also a named inventor with seven issued patents.  From 2011-2015, Ms. Strand served as the chief marketing officer and head of business development and government affairs for Smith Electric Vehicles.  Ms. Strand has also served as vice president of market development for Proteus Digital Health, and in various leadership and executive roles at Aerogen (acquired by Nektar Therapeutics, NASDAQ:NKTR), Novacept (acquired by Cytyc, NASDAQ: CYTC, now NASDAQ: HOLX) and FemRx (acquired by Johnson & Johnson, NYSE: JNJ).  Ms. Strand holds a B.Sc. in Communications and an MBA in Marketing from the University of Tennessee.  Ms. Strand is 48 years old.

Ms. Strand has no family relationships with any of the executive officers or directors of the Company.  Except as set forth below, the Company is not aware of any transactions since the beginning of its last fiscal year or any proposed transactions in which the Company was or is a party, in which (1) the amount involved exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years and (2) a director, director nominee, executive officer, holder of more than 5% of the Company’s common stock or preferred stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

As previously reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 6, 2017, on February 6, 2017, the Company entered into an amended and restated consulting agreement with Strand Strategy (the “A&R Consulting Agreement”) relating to the retention of Strand Strategy’s services as an independent contractor on a temporary basis, effective as of December 1, 2016 (the “Effective Date”).  Ms. Strand is the founder and managing director of Strand Strategy.  Pursuant to the terms of the A&R Consulting Agreement, Strand Strategy assisted the Company with its corporate strategy, business development and communication management for a 90-day period, beginning on the Effective Date (the “Services”).  As consideration for the Services, the Company paid Strand Strategy a fee of $60,000, 25% of which was paid in cash and 75% of which was paid by the grant to Strand Strategy of 10,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”).  The A&R Consulting Agreement contained confidentiality obligations that survive the termination of the A&R Consulting Agreement indefinitely.  The terms of the A&R Consulting Agreement expired on February 28, 2017.

As previously reported in a Current Report on From 8-K filed by the Company with the Securities and Exchange Commission on March 24, 2017, on March 20, 2017, the Board authorized the payment of $20,000, 25% of which was paid in cash and 75% of which was paid by the grant of 3,334 shares of Common Stock to Strand Strategy as additional consideration for the consulting services provided by Strand Strategy to the Company for the month of March, 2017.  The Company had originally agreed to such services, pursuant to the A&R Consulting Agreement, but the term of such agreement expired on February 28, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 10, 2017

INTEGRITY APPLICATIONS, INC.

By:	/s/ John Graham
Name: John Graham
Title: Chief Executive Officer